Exhibit 99.1

Investor Contact:	Media Contact:
Eileen VanEss	Sara Lanza Hickman
(510) 420-5361	(510) 596-5406
evaness@leapfrog.com	shickman@leapfrog.com

LeapFrog Reports Second Quarter 2006 Financial Results

Highlights

•	Net sales for the quarter were $68.1 million, down 22% from the second quarter of 2005, with sales declines in all segments;

•	Operating loss was $34.6 million for the second quarter of 2006, compared to an operating loss of $15.1 million for the second quarter of 2005;

•	Loss per share for the second quarter of 2006 was $0.41 compared to a loss of $0.16 per share in the second quarter of 2005;

•	Cash and short-term investments increased to $181 million from $160 million at the end of the second quarter of 2005 and $72 million at year-end 2005.

Emeryville, Calif. – August 2, 2006 – LeapFrog Enterprises, Inc., a leading developer of innovative technology-based educational products, today reported financial results for the quarter ended June 30, 2006. For the quarter, the company recorded a net loss of $25.7 million, or ($0.41) per share, compared to a net loss of $9.8 million, or ($0.16) per share, for the second quarter of 2005.

“The results speak for themselves – LeapFrog is a company with fundamentals that need to be addressed,” stated Jeffrey G. Katz, President and Chief Executive Officer of LeapFrog. “While the numbers are very disappointing, I believe in the future of this company. We have a brand that continues to resonate strongly with parents and kids, impressive technology, and the financial wherewithal to do what we need to do. We’ve got a great deal of work to do,” continued Katz, “and we are doing it.”

“Despite the weak performance, our financial condition remains strong with over $180 million of cash and short-term investments, up over $20 million from last year,” said Bill Chiasson, Chief Financial Officer of LeapFrog. “And, of course, we continue to be debt-free.”

Net Sales

Net sales for the second quarter of 2006 were $68.1 million, compared to $87.1 million for the second quarter of 2005, a decrease of 21.8%.

Segment Results

Net sales from the U.S. Consumer segment were $40.3 million in the second quarter, down 26.1% over the same period in 2005. Net sales from the International segment were $14.9 million in the second quarter, down 14.9% over the same period in 2005. Net sales from the SchoolHouse division were $12.9 million in the second quarter, down 14.0% from the same period in 2005. Sales declines were driven by lower sales of the LeapPad family of products, and to a lesser extent, increased sales discounts and allowances.

Gross Margin

Gross margin for the second quarter of 2006 was 25.1%, down 18.3 percentage points from the second quarter of 2005. Gross margin was unfavorably impacted by sales discounts and allowances and higher sales of closeout products. In addition, gross margins in the second quarter of 2005 benefited from the reduction of allowances for defective products, while allowances for defective products increased slightly in the second quarter of 2006.

Operating Expenses

Operating expenses decreased to $51.7 million for the second quarter of 2006 compared to $52.9 million for the second quarter of 2005. Declines in legal expenses and research and development costs were partially offset by higher advertising costs and increased charges for equity-based compensation as a result of the implementation of SFAS 123(R) at January 1, 2006.

Net Loss

The company recorded a net loss of $25.7 million, or a loss of $0.41 per share, for the second quarter of 2006, compared to a loss of $9.8 million, or a loss of $0.16 per share, for the second quarter of 2005.

Conference Call

A conference call will be held today, August 2, at 5:00 pm Eastern time (2:00 pm Pacific time) to provide further discussion of the results for the second quarter of 2006. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. To participate in the call, please dial (706) 634-0183. A replay of the web cast will be available on these websites through August 1, 2007. A telephone replay is also available through September 2, 2006 at (706) 645-9291; I.D. No. 3235266.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning U.S. Consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse™ curriculum programs are currently in more than 100,000 classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse™ products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine, and the Teacher’s Choice Award from Learning magazine.

LEAPFROG, the LeapFrog Logo, LEAPFROG SCHOOLHOUSE, LEAPPAD, FLY, LEAPSTER and LEAPSTER L-MAX are trademarks or registered trademarks of LeapFrog Enterprises, Inc. © 2006 LeapFrog Enterprises, Inc. All rights reserved.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,		December 31, 2005
	2006	2005
	(Unaudited)		(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$69,749	$36,020	$48,422
Short-term investments	111,040	123,575	23,650
Restricted cash	—	—	150
Accounts receivable, net of allowances of $2,694; 1,655 and $1,328 at June 30, 2006 and 2005 and December 31, 2005, respectively	52,292	74,280	257,747
Inventories, net	186,100	182,555	169,072
Prepaid expenses and other current assets	22,544	15,986	21,319
Deferred income taxes	12,386	36,539	10,715

Total current assets	454,111	468,955	531,075
Property and equipment, net	23,289	23,886	23,817
Deferred income taxes	24,590	7,296	16,588
Intangible assets, net	26,732	28,566	27,574
Other assets	10,916	4,015	6,775

Total assets	$539,638	$532,718	$605,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,040	$84,739	$74,329
Accrued liabilities and deferred revenue	31,191	28,981	44,225
Income taxes payable	1,489	4,924	1,781

Total current liabilities	94,720	118,644	120,335
Deferred rent and other long term liabilities	19,570	2,270	19,171
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized;
shares issued and outstanding: 35,317; 34,309 and 34,853 at June 30, 2006 and 2005 and December 31, 2005, respectively	4	3	3
Class B common stock, par value $0.0001; 40,500 shares authorized;
27,614 shares issued and outstanding at June 30, 2006 and 2005, and December 31, 2005 respectively	3	3	3
Treasury stock	(185)	—	(148)
Additional paid-in capital	339,490	332,474	342,595
Deferred compensation	—	(7,500)	(9,855)
Accumulated other comprehensive income	2,578	1,182	925
Retained earnings	83,458	85,642	132,800

Total stockholders’ equity	425,348	411,804	466,323

Total liabilities and stockholders’ equity	$539,638	$532,718	$605,829

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$68,118	$87,066	$134,668	$158,926
Cost of sales	51,000	49,274	92,761	93,362

Gross profit	17,118	37,792	41,907	65,564
Operating expenses:
Selling, general and administrative	27,989	29,013	60,836	62,222
Research and development	12,871	14,580	25,311	29,319
Advertising	8,445	6,949	14,603	13,442
Depreciation and amortization	2,418	2,361	4,947	4,791

Total operating expenses	51,723	52,903	105,697	109,774

Loss from operations	(34,605)	(15,111)	(63,790)	(44,210)
Interest expense	(4)	(25)	(103)	(29)
Interest income	2,173	1,251	3,549	2,104
Other (expense) income, net	(1,245)	12	(784)	68

Loss before provision for income taxes	(33,681)	(13,873)	(61,128)	(42,067)
Benefit for income taxes	7,935	4,092	11,786	12,409

Net loss	$(25,746)	$(9,781)	$(49,342)	$(29,658)

Net loss per common share:
Basic and Diluted	$(0.41)	$(0.16)	$(0.79)	$(0.48)
Shares used in calculating net loss per common share:
Basic and Diluted	62,758	61,610	62,617	61,400

LEAPFROG ENTERPRISES, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Net loss	$(49,342)	$(29,658)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	8,146	7,972
Amortization	842	931
Unrealized foreign exchange loss	185	4,087
Loss on disposal of property and equipment	373	74
Provision for doubtful accounts	(180)	(760)
Deferred income taxes	(9,666)	(12,243)
Stock-based compensation	3,837	25
Tax benefit from stock-based compensation	—	1,232
Other changes in operating assets and liabilities:
Accounts receivable	205,635	153,259
Inventories	(17,028)	(52,786)
Prepaid expenses and other current assets	(1,225)	(2,714)
Other assets	(4,151)	(46)
Accounts payable	(12,289)	22,182
Accrued liabilities	(12,640)	(25,331)
Income taxes payable	(292)	(2,086)
Other	(336)	1,180

Net cash provided by operating activities	111,869	65,318

Investing activities:
Purchases of property and equipment	(7,990)	(6,092)
Purchases of investments	(200,187)	(225,415)
Sale of investments	112,947	138,453

Net cash used in investing activities	(95,230)	(93,054)

Financing activities:
Purchase of treasury stock	(37)	—
Proceeds from the exercise of stock options and employee stock purchase plan	3,257	6,038

Net cash provided by financing activities	3,220	6,038

Effect of exchange rate changes on cash	1,468	(2,841)

Increase in cash and cash equivalents	21,327	(24,539)
Cash and cash equivalents at beginning of period	48,422	60,559

Cash and cash equivalents at end of period	$69,749	$36,020

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes, net of refunds	$1,670	$628
Noncash investing and financing activities:
Restricted stock and restricted stock units granted to employees	5,146	6,564
Assets acquired under capital lease	—	1,192